EXHIBIT A

REDWOOD MICROCAP FUND, INC.
2055 Anglo Drive, Suite 202
Colorado Springs, Colorado 80918

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

       This Proxy Statement is furnished to the Shareholders of Redwood MicroCap Fund, Inc. (respectively the "Shareholders" and the "Fund") in connection with the solicitation by the Company of proxies to be used at the Annual Meeting of Shareholders and at any adjournments thereof ("Meeting") on August 10, 1992 (the "Meeting"), at the time, place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and at any adjournment thereof. When the accompanying proxy is properly executed and returned, the shares of common stock it represents will be voted at the Meeting and, where a choice has been specified on a proxy, will be voted in accordance with such specification. If no choice is specified on a proxy, the shares it represents will be voted FOR Proposal No. 1, FOR Proposal No. 2, FOR Proposal No. 3, FOR Proposal No. 4 and according to the judgment of the persons named in the enclosed proxies as to any other action which may properly come before the Meeting or any adjournment thereof.

       In the event the Meeting is, for any reason, adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the Meeting. At the adjourned meeting, any business may be transacted which might have been transacted at the original Meeting.

       ANY PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY WRITTEN NOTICE MAILED OR DELIVERED TO THE SECRETARY, BY RECEIPT OF A PROXY PROPERLY SIGNED AND DATED SUBSEQUENT TO AN EARLIER PROXY, AND BY REVOCATION OF A WRITTEN PROXY BY REQUEST IN PERSON AT THE ANNUAL MEETING OF SHAREHOLDERS. IF NOT SO REVOKED, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY FORM.

       This Statement is being mailed on or about July 8, 1992, to Shareholders eligible to vote at the Meeting. Previous to the mailing of this Statement, the Company has furnished to Shareholders its Annual Report for its fiscal year ended March 31, 1992.

       The Company is bearing all costs of soliciting proxies, and expressly reserves the right to solicit proxies otherwise than by mail. The solicitation of proxies by mail may be followed by telephone, telegraph or other personal solicitations of certain Shareholders and brokers by one or more of the Directors or by Officers or employees of the Company. The Company may request banks and brokers or other similar agents or fiduciaries for the voting instructions of beneficial owners and reimburse the expenses incurred by such agents or fiduciaries in obtaining such instructions. As of the date of this mailing, however, the Company has not made any contracts or arrangements for such solicitations, hence it cannot identify any parties or estimate the cost of such solicitation.

       Only Shareholders of record as of the close of business on July 6, 1992 (the "Record Date"), will be entitled to vote at the Meeting. Representation of a majority of the Company's shares of common stock outstanding on such date, either in person or by proxy, constitutes a quorum for the Meeting. When a quorum is present, the vote by the holders of a majority of the shares represented at the Meeting shall decide the proposals to be voted upon at the Meeting. As of the Record Date, the Company had outstanding 1,973,901 shares of common stock ("shares") (excluding 137,219 shares held as treasury shares), with each share being entitled to one vote.

SUMMARY OF PROPOSALS TO BE DECIDED AT THE 1992 ANNUAL MEETING

               The following summary of the proposals to be voted upon at the 1992 Annual Meeting is qualified in its entirety by the more detailed information appearing elsewhere in this Proxy Statement.

       1.      Proposal No. 1 - Election of Directors.

               The Fund's By-Laws were amended on April 21, 1992 by the Board of Directors to reduce the size of the Board from six (6) to three (3) members. Accordingly, the persons named in the accompanying form of Proxy intend, in the absence of contrary instructions, to vote all proxies FOR the election of the following nominees:
1.	John C. Power,
2.	Joseph O. Smith, and
3.	Ross H. Boyd

               All nominees have consented to stand for election and to serve if elected. If any such nominees should be unable to serve, an event not now anticipated, the proxies will be voted for such person, if any, as shall be designated by the Board of Directors to replace any such nominee. (See "Proposal No. 1.")

       2.      Proposal No. 2 - Selection of Independent Public Accountants for the Fund.

The Board of Directors of the Fund has approved the selection of the firm of Deloitte & Touche as independent accountants for the Fund for the fiscal year ending March 31, 1993. Deloitte & Touche has examined and reported on the Annual Report to Shareholders for the past six (6) fiscal years as well as provided services related to filings made with the Securities and Exchange Commission. The selection of Deloitte & Touche is hereby being submitted to the Shareholders for ratification at the Annual Meeting. (See "Proposal No. 2.")
3.

Proposal No. 3 - Approval or Disapproval of (i) a Change in the Nature of the Fund's Business so that it will Cease to be an Investment Company, (ii) Deregistration as an Investment Company and (iii) Repeal of the Fund's Investment Guidelines.

               The Fund is a diversified, close-end management investment company registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940 ("1940 Act"). The Company comes within the definition of an "investment company" because it is engaged in the business of investing, reinvesting, owning, holding and trading in securities and owns securities having a value exceeding 40% of the value of its total assets. In the opinion of the Fund's Board of Directors, the Fund's investment flexibility is limited because of the restrictions imposed by the 1940 Act, the Fund's present investment guidelines and present market conditions. First, the 1940 Act restricts, among other things, certain transactions between the Fund and affiliated persons, including directors and officers of the Fund and affiliated companies, unless such transactions are exempted by the SEC, borrowing and lending by the Fund, and the kind and amount of investments that the Fund can make. (See "Proposal No. 3 - Regulation under the Securities Law" for a general discussion of regulation under the 1940 Act.) Second, the Fund's investment objective is capital appreciation of the Fund's investment portfolio through investment primarily in securities of companies having a market capitalization below $50 million. The investment policies and restrictions of the Fund are designed to promote the Fund's stated investment objective and therefore limit the Fund's investment flexibility. Finally, the Fund's Board of Directors has determined that concentrated investment in the securities of small issuers has become less attractive because of (i) the volatility of the market, (ii) the recessionary climate currently being experienced in portions of the United States, and (iii) the public perception of questionable practices of many brokerage firms, together with the government's regulatory responses thereto.

               Proposal No. 3 seeks shareholder approval to convert the Fund from an investment company to an operating company, to deregister the Fund as an investment company under the 1940 Act, and finally, to temporarily revise and ultimately repeal the Fund's Investment Guidelines.

               The Board of Directors believes that concentrating the Fund's assets in one or several operating businesses that are familiar to management, specifically, the Fund's President and CEO, John C. Power, its Secretary/Treasurer, R. Stanley Pittman and Ross Boyd, who presently serves on both the Fund's Appraisal Committee and the Fund's Investment Committee, will impact favorably on the capital appreciation of the Fund's investment portfolio. The business strategy proposed by the Board of Directors has, in the opinion of the Directors, the potential for greater capital appreciation than concentrated investments in the securities of small issuers because this strategy involves participation by the Fund's management in the operation of the businesses. The Board of Directors believes that the long-term performance of operating businesses managed by the Fund directly will exceed the long-term performance of the Fund as essentially a market investor in the securities of companies managed by others. Accordingly, the Board is of the opinion that its business strategy will result in greater capital appreciation for investors in the Fund than would be the case if the Fund were to remain as a diversified investment company with its assets invested primarily in securities.

               In furtherance of the Fund's plan to convert from a registered investment company to an operating company, the Fund has been presented with an opportunity to invest in the residential rental real estate market in the Phoenix, Arizona area ("Phoenix"). The opportunity has been presented by Phoenix Associates, a joint venture which is engaged in the purchase and rental of residential real estate in the Phoenix, Arizona area meeting certain predetermined purchase criteria. The Fund, between April 16, 1992 and May 22, 1992, has extended approximately $20,000 in bridge loans to Phoenix Associates which it has used to acquire 7 residential real estate properties. Phoenix Associates has indicated that it may undertake an initial public offering of its securities after it has completed the acquisition of at least 15 properties, although there can be no assurance that either will occur. Under the terms of the Fund's agreement with Phoenix Associates, the Fund has the option to convert its creditor position into a 50% equity interest in Phoenix Associates. The Board of Directors of the Fund has made no commitment to convert the Fund's bridge loans into equity and would only do so if the Board is satisfied that (i) the conversion into equity would be in the best interest of the Company's stockholders, (ii) the conversion would result in the Company no longer qualifying as an investment company under the 1940 Act by virtue of its resultant reduction of the Fund's portfolio securities to less than 40% of the total assets of the Company, and (iii) the Company's application with the Commission to deregister was approved subject to such conversion.

               Phoenix is currently owned 50% by Mark Power and 50% by T.S. Mhajan. Mark Power is the brother of John C. Power, President and Director of the Fund. Given John Power's position with the Fund, and Mark Power's ownership interest in Phoenix, a possible conflict of interest exists as a result of the Fund's dealings with Phoenix, and/or may develop or intensify in the event that the Fund's Board of Directors elects to convert its bridge loans into an equity interest in Phoenix. (See "Proposal No. 3 - Certain Relationships and Related Transactions.")

       THE COMPANY

       1.      Background

               The Fund is a diversified, close-end management investment company which was incorporated under the laws of the State of Colorado on January 24, 1984. From inception, the Fund has operated as "investment company" since it has been engaged in the business of investing, reinvesting, owning, holding and trading in securities, and owns securities having a value exceeding 40% of the value of its total assets. As a result, the Fund has been registered with the Securities and Exchange Commission as an investment company subject to regulation under the 1940 Act and rules promulgated thereunder.

       2.      Current Investment Objectives and Policies

               a.     Current Investment Objectives.

                      The current investment objective of the Fund is capital appreciation of the Fund's investment portfolio. This objective and each of the limitations on investments set forth below are fundamental policies that may not be changed without the approval of the holders of a majority of the Fund's outstanding voting securities. A majority of the Fund's outstanding securities, as defined by the Act, means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are present or (ii) more than 50% of the outstanding shares.

                      It is the policy of the Fund, under normal conditions, to invest at least 80% of its total assets in the securities of issuers with a market capitalization of less than $50 million. When the Company believes there will be a market decline, it may sell its securities and temporarily invest all or a part of the proceeds in investment grade corporate bonds, debentures or preferred stock, United States Government securities, state or municipal securities, or funds may be retained in cash. The Fund does not make investments with a view to exercising control or management of any issuer.

                      Consistent with its investment objective of capital appreciation, the Fund invests a substantial portion of its total assets in the securities of new companies that have a greater than normal investment risk, including without limitation, (i) dependence on the sale of high technology products or concepts that may be subject to rapid technological change or obsolescence; (ii) limited financial resources; (iii) thin capitalization or high leverage; (iv) limited or no public trading markets for the securities; (v) limited operating history; or (vi) competition with larger companies.

               b.     Current Fundamental Policies.

                      The Fund invests at least 80% of its assets in the securities of issuers with a market capitalization of less than $50 million. The Fund may not invest in other investment companies except as permitted under the 1940 Act. The Fund may purchase in the open market up to 3% of the voting securities of other investment companies, including money market funds; provided, however, that such purchase of a single investment company's security may not exceed 5% of the value of the total assets of the Fund and all investments in investment company securities may not exceed 10% of the value of the total assets of the Fund.

                      The Fund keeps investments in individual issuers within the limits permitted diversified companies under the 1940 Act. The Fund does not invest more than 5% of its total assets in any one issuer, or hold more than 10% of the voting securities of any issuer.

                      The Fund may not invest 25% or more of the value of its assets in any one industry.

                      The Fund may not issue senior debt securities, such as bonds, notes or other evidence of indebtedness.

                      The Fund may not issue equity securities, the holders of which, will have preferential rights over the holders of the common stock as to payment of dividends or the distribution of assets upon the liquidation of the Fund.

                      The Fund may borrow money from a bank for temporary purposes in an amount not to exceed 5% of the value of the Fund's assets for the payment of expenses of the Fund incurred in the ordinary course of its operations.

                      The Fund may not purchase and sell real estate or real estate mortgage loans.

                      The Fund may not purchase or sell commodities or commodity contracts.

                       The Fund may invest in "restricted securities" which generally may not be sold without registration under the Securities Act of 1933, as amended. In addition, the Fund may make short-term "bridge" loans to companies preparing to sell registered securities to the public for the first time. A "bridge" loan is a loan made to an issuer preparing to register and market an issue of securities, generally, for the first time. Such bridge loans may be made only to issuers, and may not be made to officers, directors, shareholders or affiliates of issuers. Bridge loans must be considered extremely risky because there can be no assurance that the borrower will successfully register or market its securities, and consequently the borrower may not be able to repay the bridge loan. On the other hand, such bridge loans may often be made at attractive rates of interest to the Fund, and may enable the Fund to negotiate for the purchase of securities of the borrower at favorable prices. Any such securities purchased by the Fund will be "restricted securities." No more than 10% of the value of the Fund's total assets may be invested in bridge loans and/or restricted securities. If, through the appreciation of restricted securities or other liquidated assets, or the depreciation of unrestricted securities or other liquid assets, the Fund should be in a position where more than 10% of its net assets are invested in illiquid assets including restricted securities, the Board of Directors will consider appropriate steps to protect maximum liquidity. Except as provided above, the Fund may not make loans to other persons, may not lend its portfolio securities, and may not enter into repurchase agreements.

                      The Fund does not underwrite securities of the issuers, except that the Fund may acquire portfolio securities under circumstances where, if the securities are later publicly offered or sold by the Fund, it might be deemed to be an underwriter for purposes of the Securities Act of 1933.

                      The Fund may not purchase call options or sell puts except to hedge a long position.

                      While the policy of the Fund is to purchase and hold securities for capital appreciation, it is anticipated that the annual portfolio turnover rate will normally be 75-100%. "Portfolio turnover rate" refers to the percentage of the Fund's portfolio which is replaced in a period of one year and is determined by dividing the lesser of purchases or sales of portfolio securities during the year by the average of the value of the portfolio securities owned by the Fund during the year.

       3.      Investment Advisory and Other Services

                During fiscal year ended March 31, 1992, Citadel Assets Management, Ltd. ("the Advisor" or "CAM") acted as the investment advisor to the Fund pursuant to an agreement between CAM and the Fund (the "Advisory Agreement"). The address of the investment advisor is 2055 Anglo Drive, Suite 202, Colorado Springs, Colorado 80918. By agreement between CAM and the Fund, the Advisory Agreement was terminated on February 28, 1992. Since the termination of the Advisory Agreement, the Fund has operated on a self-directed basis, without the counsel and advise of an investment advisor. Operating on a self-directed basis, the Fund no longer utilizes the services of an investment advisor. Instead, the Board of Directors of the Fund, through the Fund's Advisory Committee and Investment Committee, currently manages the investment operations of the Fund, and otherwise provides the services heretofore performed by the Fund's Investment Advisor. (See generally "The Advisory Agreement;" see also "Proposal No. 1 Meetings and Committees of the Board of Directors - Appraisal Committee and Investment Committee.")

                The following table sets forth the names and addresses of the officers, directors, and principal holders of the outstanding voting securities of the Advisor, and the relationship of such person (if any) to the Fund.
Name and Address	Position with Advisor	Percentage Ownership In Advisor(1)	Position With Fund
Jack P. Phelan 611 Riverside Ave. Westport, CT 06880	President and Director	0% (0 shares)	None
Philip J. Halseide 2055 Anglo Dr., Suite 202 Colorado Springs, CO 80918	Secretary/Treasurer and Director	45% (270 shares)	None (President and Treasurer until February, 1992)
Peter D. Weickgenant P.O. Box 5441 Bella Vista, Arkansas 72714	Director	25% (150 shares)	None
R. Wayne Boss 535 Ithaca Drive Boulder, Colorado 80303	Director	0% (0 shares)	None

______________________________________
(1)

Represents ownership of common stock in the Advisor, which is the only class of the Advisor's stock entitled to vote. Philip J. Halseide purchased Mr. Phelan's shares of the Advisor for $100 in July, 1990.

                During the fiscal year ended March 31, 1992, the Fund paid the Advisor advisory fees in the amount of $5,284. There was no expense limitation operable that would have required any credits to reduce the advisory fee. The net advisory fee for the period was $5,284. Through June 30, 1990, the Fund paid advisory fees at the rate of 2.5% and thereafter 1% of the Fund's average net assets on an annualized basis, and .006% of the Fund's total net assets as of March 31, 1992. The Fund's total net assets at the close of the fiscal year were $739,073. Combined Penny Stock Fund, Inc. ("CPSF") is also an advisory client of the Advisor. As of March 31, 1992, the total net assets of CPSF were $855,390. The Advisor charges CPSF on a basis identical to that charged to the Fund. A certified balance sheet of the Advisor as of December 31, 1991, is attached as Exhibit A.

       4.      The Advisory Agreement.

                The Advisory Agreement with the Fund's investment Advisor, CAM, provided that, subject to the control of the Board of Directors of the Fund, the investment Advisor: (i) managed the investment operations of the Fund; (ii) provided the Fund with such investment research advice and supervision as the Fund, from time to time, considered necessary for the proper supervision of its portfolio securities; (iii)  furnished continuously an investment program and determined, in its best judgment, from time to time, what securities should be purchased, sold or exchanged, and what portion of the Fund's assets should be held uninvested; (iv) made recommendations as to the manner in which voting rights, rights to consent to corporate action, and any other rights pertaining to the Fund's portfolio securities should be exercised; (v) took, on behalf of the Fund, all action it deemed necessary to implement the Fund's investment policies, including, without limitation, placing orders to purchase or sell the portfolio securities of the Fund's account with brokers or dealers it selected; and (vi) prepared, maintained, and retained all books, accounts, records and other documents required for the business of the Fund, except for such books, accounts, records and other documents that were to be prepared by the custodian, transfer agent, or registrar of the Fund.

                Under the terms of the Advisory Agreement, the Fund and the Advisor each paid their own expenses and costs of doing business (such as employee salaries, office rental and telephone). Consequently, in addition to the Advisory Fee, the Fund was responsible for payment of expenses, without limitation, relating to attorneys, independent auditors, taxes and other governmental fees, costs incurred under the custodial agreement, expenses incurred in the registration and qualification of the common stock for sale, expenses of printing and filing reports of other documents with governmental agencies, brokerage and other commissions or expenses relating to the executions or investment portfolio transactions, insurance premiums and other ordinary and necessary business expenses, such a postage.

                For its services under the Advisory Agreement, the Advisor received a fee equal to a stated annual percentage of the total net assets, assessed on the first business day of each month, and payable up to 0.08333% of the net asset value of the Fund as of its first business day of each month, or up to 1% of the net asset value of the Fund per year. The annual fee to the Advisor was calculated as follows:

Net Total Assets	Annual Advisory Fee
First $10,000,000	1%
Amounts over $10,000,000	0.75%

THIS ADVISORY FEE OF 1% PER ANNUM WAS HIGHER THAN THAT PAID BY MOST OTHER INVESTMENT COMPANIES FOR SIMILAR SERVICES.

                The Advisory Agreement, dated July 2, 1990, provided that it would continue for two years from July 2, 1990, and would be renewed on an annual basis so long as such renewal was approved annually by the Board or by a vote of a majority of the outstanding voting shares at the Annual Meeting of the Fund. Any vote by the Board relating to the Advisory Agreement must be approved by a majority of the "Disinterested Directors," cast in person at a meeting called for that purpose. The Board, the Shareholders of the Fund by a vote of the majority of the common stock outstanding, or the Advisor could terminate the Advisory Agreement without penalty upon sixty (60) days' written notice. The Advisory Agreement was submitted to the Shareholders for approval on July 2, 1990 because the Advisory Agreement replaced an older Advisory Agreement. The Advisory Agreement was considered and unanimously renewed for an additional year by the Board of Directors on July 1, 1991 and by the Shareholders at the Annual Meeting held on July 2, 1991.

                On February 28, 1992, the Board of Directors and CAM unanimously agreed to terminate the Advisory Agreement without penalty after sixty (60) days' written notice. The decision to terminate the Advisory Agreement was motivated by the Fund's exceedingly high expense ratio relative to the Fund's small size and the corresponding determination of the Board of Directors that it was in the best interest of the Company's shareholders to reduce operating expenses wherever possible.

                Since the cessation of the services of CAM as Advisor, the Fund has operated on a self-directed basis without the services of an Advisor, as permitted by the 1940 Act. If Proposal No. 3 is not ratified by the Company's shareholders, the Fund will continue to operate on a self-directed basis without an advisory agreement with any investment advisor.

       5.      Current Brokerage Allocation and Other Practices

                Pursuant to the Advisory Agreement, recommendations to buy and sell securities in the Fund's portfolio and, where applicable, negotiations of brokerage commission rates were made by the Advisor, subject to the general supervision of the Fund's Board. For the fiscal year ending March 31, 1992, the Fund paid brokerage commissions of $160,351.17. No brokerage transactions during the fiscal year ended March 31, 1992 were made through any affiliated broker.

                The policy of the Fund is to obtain the best security price available. In so doing, the Fund will assign portfolio executions and negotiate commission rates in accordance with reliability and quality of a broker/dealer's services. Where commissions paid reflect services furnished in addition to execution, the Fund can demonstrate that such services were bona fide rendered for the benefit of the Fund. The selection of broker/dealers by the Fund will depend on some or all of the following practice: (i) the broker/dealer's research capabilities, including monthly newsletters, reports, evaluations of securities in which the broker/dealer makes a market and evaluations of other issuers; (ii) the broker/dealer's history of bringing new issues to market; (iii) the broker/dealer's subsequent support of new issues which it has brought to the market; (iv) broker/dealers which indicate an interest in giving the Fund the best bid and best asked prices on other securities transactions; and (v) the broker/dealer's general business reputation and "back office" efficiency. Notwithstanding the foregoing however, persons acting on behalf of the Fund are not authorized to pay one broker/dealer more than another because of brokerage or research services provided by the broker/dealer. The Fund has not directed any brokerage transactions through any broker/dealer because of research services offered by a broker/dealer. Research services furnished by a broker/dealer through which the Fund affects the securities transactions may be used by the Fund in servicing all of its accounts.

       6.      Pending Legal Proceedings.

                There are no material pending legal proceedings to which the Fund is a party.

       7.      Custodian, Transfer Agent and Dividend-Paying Agent.

                Central Bank of Denver acts as the Fund's custodian for assets of the Fund. American Securities Transfer acts as the Fund's dividend-paying agent, transfer agent and registrar.

       8.      Security Ownership of Certain Beneficial Owners and Management.

                The following table sets forth as of June 3, 1992, certain information with respect to the ownership of the Fund's common stock by (i) each of the Fund's directors, (ii) shareholders known by the Fund to own beneficially more than five percent (5%) of the outstanding common stock of the Fund, and (iii) all officers and directors as a group. Each beneficial owner of the Fund's common stock listed below has sole investment and voting power of the shares that he beneficially owns.
Name and Address	Shares of Common Stock Beneficially Owned As of June 3, 1992	Percent of Class Beneficially Owned
John C. Power 130 Allison Court Vacaville, CA 95688	593,685	30.1%
Philip J. Halseide 2055 Anglo Drive, Suite 202 Colorado Springs, CO 80918	104,690	5.3%
Joseph O. Smith 16915 John Telfer Drive Morgan Hill, CA 95037	8,000	0.4%
Directors and Officers (3 persons)	601,685	30.5%

       9.      Voting Intentions of Certain Beneficial Owners and Management.

                To be ratified by the Shareholders, Proposal No. 1, Proposal No. 2, and Proposal No. 3 require the affirmative vote of a majority of the Fund's outstanding voting securities as defined in the 1940 Act (the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than 50% of the outstanding shares). Ratification of Proposal No. 4 requires the affirmative vote of 2/3rd of the shares entitled to vote thereon. Mr. John C. Power and the Fund's directors and officers have advised the Fund that they will vote the shares owned or controlled by them FOR each of the Proposals in this Proxy Statement. These shares total 706,375 shares and represent 35.8% of the outstanding common stock of the Fund.

       10.     Additional Information.

                The Fund is subject to the informational requirements of the 1934 Act and in accordance therewith files reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Facilities maintained by the SEC, at 450 Fifth Street, N.W., Washington, D.C.; Everett McKinley Dirksen Building, 219 South Deerborn Street, Chicago, Illinois; and Federal Building, 26 Federal Plaza, New York, New York. Copies of such material can be obtained from the Public Reference Branch, Office of Consumer Affairs and Information Services, Securities and Exchange Commission, Washington, D.C. 20549 at prescribed rates.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

                It is the recommendation of management that the Board of Directors for the coming year and, until their successors have been duly elected and qualified, consists of three members. The By-Laws were amended on April 21, 1992 by the Board of Directors to reduce the size of the Board of Directors from six persons to three persons (the "Reconstituted Board of Directors"). The decision to reduce the size of the Board was motivated by a desire to reduce the Fund's expenses. Because each director receives a fee for each formal meeting attended, including a fee of $500.00 for attendance at the Annual Meeting of Shareholders, by reducing the size of the Board to three persons, the Fund can cut the expenses associated with said meetings in half. At the time of the Reconstitution, there were no disagreements or dispute with any of the outgoing directors, and, in fact, the Reconstitution was accomplished with the consent of all six of the then-existing directors. Cumulative voting in the election of Directors is not authorized by the Articles of Incorporation. The persons named in the accompanying form of proxy intend, in the absence of contrary instructions, to vote all proxies FOR the election of the three nominees listed below as directors of the Fund to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. All nominees have consented to stand for election and to serve if elected. If any such nominees should be unable to serve, an event not now anticipated, the proxies will be voted for such person, if any, as shall be designated by the Board of Directors to replace any such nominee.

                1.     Information Concerning Nominees

                         The following table sets forth certain information about the nominees for election as directors:
Name, Age and Office With Fund	Principal Occupation During Past Five Years and Current Affiliations	Shares Beneficially Owned As Of May 20, 1992
John C. Power(1), 29, Director since May 1989, President since February 28, 1992

Mr. Power served as a director of Combined Penny Stock Fund, Inc., a publicly-held investment company registered under the 1940 Act, from July 1990 to February 1992. From January 1989 to the present, he has served as Chairman of the Board and Chief Financial Officer of Ponderosa Capital Corporation, a privately-held investment company. He has also served as an officer and/or director of Power Graphic, Inc., Power Vision, Inc. and Power Curve, Inc., all closely-held corporations. From April 1989 to 1992 he served as an officer and director of Kelly Motors, Ltd., a publicly-held specialty automobile manufacturer. Since 1984, Mr. Power has acted as a consultant and/or officer and/or director of approximately twenty (20) blank check companies, being actively engaged in their formation, funding, and ultimate acquisition and merger activities. Those companies include: Applied Research Corporation (f/k/a Dollar Ventures, Inc.) 1986-1987; Design Institute of America, Inc. (f/k/a Southwest Capital Corporation) 1986-1988;Pebble Beach Acquisitions, Inc., 1987-1988; U.T., Inc. (f/k/a Durango Capital, Inc.) 1988-1989; Solomon Trading Company, Ltd. (f/k/a Gemini Ventures, Inc.) 1986-1989; Good Times Restaurants, Inc. (f/k/a Paramount Ventures, Inc.) 1987-1990; and Plants for Tomorrow, Inc. (f/k/a Grizzly Capital, Inc.) 1987-1990. Mr. Power received his formal education at Occidental College and at the University of California at Davis.

593,685 shares 30.1%
Joseph O. Smith, 49, Director since May 1985	Director, Combined Penny Stock Fund, Inc. from May 1985 to February 28, 1992; Engineering Manager, National SemiConductor (manufacturer) since August 1985.	8,000 shares (4.8%)
Ross H. Boyd, 73, Director since February 1992

Retired Sole Proprietor of a construction company; Director and Officer of Castle Holding Corporation (investment banker) f/k/a San Luis Resources from August 1986 to August 1987; Director and Officer of Best Resources (food wholesaler) from June 1990 to August 1991; Director and Officer of Stress Care, Inc. (health company) f/k/a Master Capital Corporation from March 1989 to April 1990; Real Prime, Inc. from February 1988 to January 1989.

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(1)Mr. Power is considered by the Fund and its counsel to be a person who is an "interested person" (as defined in the 1940 Act) of the Fund because he is an officer of the Fund.

       2.      Meetings and Committees of the Board of Directors

                a.     Meetings of the Board of Directors

                        The Board of Directors met two times during the fiscal year ended March 31, 1992. Each incumbent director attended each meeting of the Board of Directors.

                b.     Appraisal Committee

                        The Board has established an Appraisal Committee which reviews all transactions with respect to execution price and brokerage commissions, to determine if the Fund is receiving "the best execution." The Appraisal Committee also proposes to the Board appropriate methods of evaluation for securities that are not publicly traded or are otherwise subject to restrictions upon transfer. Evaluations for such securities are determined in good faith by the Fund's Board of Directors. The Appraisal Committee consisted of Philip J. Halseide and John C. Power until February 28, 1992. Since February 28, 1992, the Appraisal Committee is comprised of John C. Power and Ross Boyd. The Appraisal Committee meets immediately following the close of each month. During the fiscal year ended March 31, 1992, the Appraisal Committee met twelve times. All members of the Appraisal Committee attended each meeting either in person or by telephone conference.

                c.     Investment Committee

                       On April 6, 1990, an Investment Committee was formed to approve all stock transactions recommended by the Investment Advisor. The Investment Committee members were Philip J. Halseide, John C. Power and Stephen G. Calandrella until February 28, 1992. The Investment Committee since February 28, 1992 consists of John C. Power and Ross Boyd.

                d.     Other Committees

                       There are no standing audit, compensation or nominating committees of the Board.

       3.      Remuneration and Executive Compensation

                During the fiscal year ended March 31, 1992, Philip J. Halseide was paid an annual salary of $15,840. Dr. A. Leonard Nacht and Mr. Halseide served, respectively, as the Secretary and the Treasurer of the Fund without compensation until they resigned. R. Stanley Pittman was appointed Secretary and Treasurer of the Fund as of February 28, 1992. He received $536 for the year ended March 31, 1992. Mr. Pittman's annual salary is $12,480. During the fiscal year ended March 31, 1991, no other officer was paid more than $16,000 by the Fund. During this same period, all executive officers and directors of the Fund, as a group (three persons) received $17,256 in cash compensation, which amount is exclusive of benefits payable under the Fund's Group Insurance Plans, which are generally available to all employees on a non-discriminatory basis.

                Each director, who was not also an officer of the Fund, received a fee of $100 for each formal meeting attended and $500 for attendance at the Annual Meeting of Shareholders. A total of $2,000 was expended on Directors' fees during the year ended March 31, 1992. Directors who are officers of the Fund did not receive any Directors' fees during the period.

       4.      Certain Relationships and Related Transactions

                Combined Penny Stock Fund, Inc. is also an advisory client of CAM, the Fund's former Investment Advisor. John C. Power, a Director of the Fund since May 1989 and, as of February 28, 1992, President of the Fund, was a Director of Combined Penny Stock Fund, Inc. from May 1989 to February 28, 1992.

       5.      Voting Requirement

                Election of the nominees as directors requires the affirmative vote of a majority of the Fund's outstanding voting securities as defined in the 1940 Act (the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than 50% of the outstanding shares).

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES AS DIRECTORS

PROPOSAL NO. 2: SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FUND

                The Reconstituted Board of Directors of the Fund, in early May, 1992, approved the selection of the firm of Deloitte & Touche ("D&T") as independent accountants for the Fund for the fiscal year ending March 31, 1993. Said selection is hereby being submitted to the Shareholders for ratification at the Annual Meeting. A representative of D&T is expected to be present at the Annual Meeting. The representative may make a statement if desired and will be available to respond to appropriate questions. The firm of D&T does not have any direct or indirect financial interest in the Fund or the Advisor.

                The professional services of D&T to the Fund have included examination of and reporting on the Annual Report to Shareholders for the past six fiscal years and services related to filings made with the Securities and Exchange Commission.

                Approval of the selection of the firm of D&T requires the affirmative vote of a majority of the Fund's outstanding voting securities which mean the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are present or (ii) more than 50% of the outstanding shares.

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FUND FOR THE YEAR ENDING MARCH 31, 1993

       PROPOSAL NO. 3: APPROVAL OR DISAPPROVAL OF (i) A CHANGE IN THE NATURE OF THE FUND'S BUSINESS SO THAT IT WILL CEASE TO BE AN INVESTMENT COMPANY, (ii) DEREGISTRATION AS AN INVESTMENT COMPANY AND (iii) THE TEMPORARY REVISION AND ULTIMATE REPEAL OF THE FUND'S INVESTMENT GUIDELINES

       The Reconstituted Board of Directors, in early May, 1992, determined that it is in the best interest of the Company and its Shareholders that the Company's business be changed so that it will no longer be deemed an investment company under the 1940 Act, but rather would become an operating company. This decision, although made by the Reconstituted Board, was based upon information received from, and recommendations made by, the full Board prior to the April 21, 1992 decision to reduce the Board from six persons to three. Proposal No. 3 seeks the approval of the Company's Shareholders to change the nature of the Company's business so that it would no longer be deemed an investment company. The approval of Proposal No. 3 will not require the Company to consummate an investment in Phoenix Associates as earlier described or otherwise obligate the Company to make any particular investment or series of investments. Rather, approval of Proposal No. 3 would permit management of the Company to examine the investment opportunities that, if consummated, would result in the Company no longer being classified as an investment company.

       1.      General Information about Proposal No. 3

                a.     Definition of an "Investment Company"

                         The 1940 Act defines an Investment Company to include any corporation which (i) is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities and (ii) a corporation which is primarily engaged in the business of investing, reinvesting, owning, holding or trading in securities and owns securities which, on an unconsolidated basis, have a value exceeding 40% of the value of its total assets. In addition, the 1940 Act excludes from classification as an Investment Company (i) any corporation primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding or trading in securities and (ii) any corporation which the SEC determines and declares to be primarily engaged, either directly or through majority-owned subsidiaries, or controlled companies conducting similar types of businesses, in one or more businesses other than that of investing, reinvesting, owning, holding or trading in securities. Thus, an investment company is primarily engaged in investing and reinvesting funds in, and acquiring and disposing of, securities and deriving dividends, interest and gain from such securities transactions. An investment company is significantly different from an operating company which obtains income from the business or businesses it operates. The 1940 Act regulates and restricts a registered investment company, but does not apply to an operating company.

                b.     Regulation Under the Securities Laws

                       As a registered investment company, the Fund is regulated under a variety of securities laws and rules, including particularly the 1940 Act and the 1934 Act.

                      The following is a brief summary of certain important provisions of the 1940 Act and does not purport to be complete. For the most part, the provisions cited are those that are specific to registered investment companies and highlight areas in which investment company regulation may be deemed (i) to give shareholders greater protection than shareholders of companies which are subject only to regulation under the 1934 Act and (ii) to be particularly restrictive on management of investment companies.

                      The 1940 Act regulates the form, content and frequency of financial reports to shareholders; requires that the Fund file periodic reports with the SEC, reports which are designed to disclose compliance with the 1940 Act and to present other financial information; prohibits the Fund from changing the nature of its business or fundamental investment policies without the prior approval of its shareholders; regulates the composition of the Board of Directors by preventing investment bankers and securities brokers from constituting more than a minority of the directors of the Fund; limits the number of "interested persons" of the Fund who may be directors of the Fund to 60% or fewer and prevents officers, directors or employees of any one bank from constituting more than a minority of the Fund's directors; requires any investment management contract to be submitted to the shareholders for their approval; prohibits certain transactions between the Fund and affiliated persons, including directors and officers of the Fund and affiliated companies, unless such transactions are exempt by the SEC; regulates the capital structure of the Fund by restricting certain issuances of senior equity and debt securities and restricts the issuance of stock options, rights and warrants; prohibits pyramiding investment companies and the cross-ownership of securities; provides for the custody of securities and bonding of certain employees; prohibits voting trusts; and requires shareholder ratification of the selection of accountants.

       2.      Conversion to an Operating Company

                a.     Rationale

                       The Fund's present investment objective is capital appreciation through investment primarily in the securities of small issuers with market capitalizations under $50 million. The Fund's investment policies and restrictions are designed to promote the Fund's stated investment objective and therefore limit the Fund's investment flexibility with respect to the amount and kind of investments the Fund may make. The Board of Directors has determined that investment restrictions imposed by the 1940 Act and the Fund's present investment guidelines are not compatible with maximizing shareholder value. In the opinion of the Fund's Board of Directors, investment in the securities of small issuers has become less attractive because of the volatility of the market, due, in part, to the recessionary climate currently being experienced in portions of the United States and to the public's perception of questionable conduct or practices of many brokerage firms, together with the government's regulatory responses thereto. Thus, the Fund is presently restricted to making certain types of investment which the Board of Directors believes are not the most favorable for increasing shareholder value.

                      By converting to an operating company and deregistering as an investment company registered with the SEC under the 1940 Act, the Fund will have greater flexibility in conducting its operations. Therefore, the Board of Directors proposes and recommends that the nature of the Fund's business be changed so that it will cease to be an investment company. This proposal is based in substantial part on the Board's perception of the appropriate business strategy for the Fund in the future. The Board believes that the Fund should conduct operating businesses through one or several majority or wholly-owned companies and/or subsidiaries because it believes that concentrating the Fund's assets in one or several operating businesses that are familiar to the Fund's management will impact favorably on the long-term capital appreciation and the price of the Fund's shares. The business strategy proposed by the Board of Directors has the potential for greater long-term capital appreciation than concentrated investment in penny securities because this strategy involves participation of the Fund's management in the operation of these businesses.

                      In order to implement this business strategy, the Fund has extended $20,000 in bridge loans to Phoenix Associates, which funds were used to purchase 7 residential rental properties in the Phoenix, Arizona area. The decision to make bridge loans to Phoenix was originally made in early April, with the unanimous consent of all six of the then-existing directors. The first advance of funds was in the amount of $5,903.65, on April 16, 1992. Three other bridge loans were made by the Fund to Phoenix on the 8th, 15th and 26th of May, 1992. Phoenix seeks to acquire lower end (under $100,000) residential properties, which properties can be purchased for a price below appraised value. Ideal properties would also have in place an assumable VA or FHA loan which, in turn, would allow Phoenix to purchase the property with 10% down, thereby increasing Phoenix's leverage. (See "Risk Factors.") Phoenix will thereafter renovate those properties in need of repairs and otherwise ready the properties for rental purposes. The Board of Directors believes that the Phoenix area is currently experiencing and/or has a good potential to experience economic growth, and that this area is an area where real estate practices and the economic downturn have bottomed out and are therefore expected to improve in the relative near term. For this reason, the Fund's Board of Directors believes that investment in residential income properties in this area would likely produce a reasonable return on investment, considering the prospects of capital appreciation, the risks, cash flow from rental operations and reinvestment thereof, the risks of the particular property and the general market conditions existing at the time of purchase. All properties acquired by Phoenix must demonstrate a potential for break-even cash flow with 10% down. Phoenix has retained a local management company to manage all rental properties, although it may undertake management directly in the future.

                      As indicated above, the Fund has the option of converting its loan into a 50% equity interest in Phoenix. However, the aggregate sum of all monies either loaned to or spent to acquire an ownership interest in Phoenix cannot exceed 10% of the Fund's portfolio of investments. Moreover, while the initial transaction contemplated by the Fund, which, when completed will convert the Fund to an operating company, is the acquisition of a 50% ownership interest in Phoenix and the Fund's corresponding entry into the residential rental real estate market, the Fund intends to maintain a diversified portfolio of investments. To this end, the Fund will continue to invest at least 30% of its assets in securities or to acquire interests in additional operating companies.

                      The Fund does not have any specific opportunities beyond Phoenix Associates, but is actively seeking other opportunities in the event that the Phoenix transaction is not completed for any reason.

       APPROVAL OF PROPOSAL NO. 3 WOULD ALLOW THE FUND TO MAKE ANY INVESTMENT OR SERIES OF INVESTMENTS THAT WOULD RESULT IN THE FUND NO LONGER QUALIFYING AS AN INVESTMENT COMPANY UNDER THE 1940 ACT, AT THE DISCRETION OF MANAGEMENT.

       After completing such investments, the Fund would then seek to deregister as an investment company registered with the SEC under the 1940 Act. In the event that the Fund does not make investments that convert the Fund to an operating company during the one-year period following approval of Proposal No. 3, the Fund will operated in compliance with its current investment objectives and guidelines.

       3.      Deregistration

                Following the Shareholders' approval of Proposal No. 3 and the completion of an acquisition that converts the Fund to an operating company the Fund intends to apply to the SEC for an order under Section 8(f) of the 1940 Act declaring that it has ceased to be an investment company. After reviewing the application, the SEC can require the Fund to supply additional information, which may result in one or more amendments to the application. In addition, the SEC can, on its own motion or on the motion of an interested party, order a public hearing on the application. In the event that the SEC acts favorably on this application, the Fund will no longer be registered as an investment company with the SEC or subject to regulation under the 1940 Act. However, such an order may be subject to certain conditions not determinable at the present time. There can be no assurance that the SEC will grant the Fund's application for deregistration, and no prediction can be made with respect to how long it will take the SEC to issue the deregistration order.

                If Proposal No. 3 is approved and if the SEC should approve deregistration under Section 8(f) of the 1940 Act, the shareholders would no longer have the benefit of the regulatory protections provided by the 1940 Act as outlined above. However, following deregistration, shareholders will continue to have the protection afforded by certain provisions of the 1934 Act, which regulates publicly-traded companies, including, but not limited to, provisions dealing with the following: soliciting proxies from shareholders; filing interim and annual reports with the SEC; filing securities ownership reports by directors, officers and principal shareholders; certain prohibitions against engaging in insider trading of securities or using manipulative devices in connection with certain securities transactions and making misleading statements in reports or documents filed with the SEC; and, requiring certain disclosures in connection with the solicitation of proxies from shareholders.

       4.      Repeal of Investment Guidelines

                a.     Repeal of Investment Objective

                        The Company's present investment objective and related investment guidelines are fundamental investment policies and may not be changed without the shareholders' approval. The investment objective is capital appreciation through investment in limited market capitalization securities. It is the Fund's policy under normal conditions to invest at least 80% of the total assets of the Fund in securities and the remainder of the Fund's assets in investment grade corporate bonds, debentures or preferred stock, U.S. Government Securities, state or municipal securities, or funds may be retained in cash. In addition, the Fund is prohibited from investing more than 5% of its total assets in any one issuer or 25% or more of the value of its assets in any one industry. The Fund may not purchase and sell real estate or real estate mortgage loans, own more than 10% of the voting securities of any issuer, and can only make short-term bridge loans to companies preparing to sell registered securities to the public for the first time.

                        The Board of Directors recommends the temporary revision and ultimately the repeal, in their entirety, of the Fund's stated investment objectives and related investment guidelines. Approval of such a recommendation, in conjunction with the approval of the Fund's conversion from a registered investment company to an operating company, would allow the Fund to make any investments, acquisition or series of investments and/or acquisitions that the Board of Directors believes to be in the Fund's best interest. Thus, while the Fund initially plans, through the acquisition of an ownership interest in Phoenix Associates, to participate in the operation of a business formed primarily to acquire and operate residential income properties, approval of this Proposal No. 3, and the corresponding revision and ultimate repeal of the Fund's current investment objectives, would allow the Fund to abandon the Phoenix transaction at any time and for any reason or for no reason at all to pursue other opportunities that, in the Board of Directors' sole discretion, will enhance the long-term performance of the Fund. The temporary revision and ultimate repeal of the Fund's current investment objectives would only become operative if Proposal No. 3 is approved by the Shareholders.

                b.     Revision of Investment Policies and Restrictions

                        The Fund's present investment policies and restrictions are fundamental investment policies that may not be changed without the shareholders' approval, which means 67% of the shares present at a meeting of shareholders, if more than 50% of all outstanding shares are present or represented by proxy, or more than 50% of all outstanding shares, whichever is less. Since certain of the restrictions would prohibit the Fund from undertaking its goal of converting from a registered investment company to an operating company as described in Proposal No. 3 of this Proxy Statement, their repeal would be necessary to implement Proposal No. 3.

                        First, the Fund is prohibited from lending money except through the purchase of debt obligations and the making of short-term "bridge" loans. The repeal of this investment restriction would permit the Fund to make, in addition to short-term "bridge" loans, any other loans which, in the sole discretion of the Board of Directors, would be beneficial to the Fund, said loans conceivably having extended maturity dates. This change in investment restrictions will only become effective if Proposal No. 3 is approved by the shareholders.

                        Second, the Fund's Board of Directors recommends the repeal of the Fund's investment restrictions prohibiting the Fund from investing for the purpose of exercising control or management. This change would permit the Fund to concentrate its assets in one or several operating businesses or industries.

                        Third, the Fund's investment restrictions prohibit the Fund from purchasing and selling real estate or real estate mortgage loans. These restrictions may impair the Fund's ability to convert to an operating company. As discussed above, the Fund is actively seeking suitable acquisitions, including the acquisition of a 50% ownership interest in Phoenix Associates, a company primarily engaged in the acquisition and operation of residential investment properties. The repeal of this restriction would eliminate the Fund's present restrictions on owning and/or selling real estate. In other words, the Fund would be able to purchase, sell, operate and manage all types of real estate, including residential income properties. This change in investment restrictions will only become effective, however, if Proposal No. 3 is approved by the shareholders.

                        Finally, the Fund's current investment restrictions prohibit the Fund from borrowing except in limited circumstances. This restriction on borrowing may impair the Fund's ability to convert to an operating company because borrowing may be necessary to finance future acquisitions. As discussed above, the Fund is actively seeking suitable acquisitions in addition to the Fund's possible acquisition of a 50% ownership interest in Phoenix Associates. The repeal of this restriction would eliminate the Fund's present restrictions on borrowing and pledging assets. One purpose for expanding the Fund's borrowing powers is to permit the Fund more flexibility in borrowing for leverage, which is a speculative technique, that is, to acquire additional assets to an extent greater than would be the case without borrowing. Borrowing for leverage would accelerate any increase or decrease in the value of the Fund's assets in light of the proposed business strategy to concentrate the Fund's assets in one or several operating businesses. The loans or credit extensions would be subject to interest costs, which may or may not be recovered by appreciation or dividends. In addition to paying fixed interest rates, the Fund could be required to maintain minimum balances or pay a commitment fee or maintain a line of credit, any of which would increase the cost of borrowing over stated rates. (See "Risk Factors.")

                        Based on the foregoing, and on its efforts to enhance the long-term performance of the Fund, it is the recommendation of the Board of Directors that the Fund's current Investment Policies and Restrictions revised in the manner detailed above. Further, it is the recommendation of the Fund's Board of Directors that upon the Fund's deregistration as an investment company, that the Fund's stated investment objectives and related investment guidelines be repealed in their entirety. However, the repeal of the Fund's stated investment objectives and related investment guidelines in their entirety will only become effective if Proposal No. 3 is approved by the Shareholders.

       5.      Risk Factors

                 In reviewing certain of the proposals set forth in this Proxy Statement, shareholders should carefully consider the following as well as the other information set forth in this Proxy Statement:

                a.      Entry into New Businesses

                         If the Fund enters into the residential rental real estate market under Proposal No. 3, the Fund will be involved in a new business in which the Fund has no experience or operating history. Moreover, approval of Proposal No. 3 would allow the Fund to acquire other businesses in which it has no prior operating history. There can be no assurance that the Fund will be able to implement its proposed business plans, or if such plans are implemented, that they will be successful. Additionally, a conversion of the type set forth in Proposal No. 3 increases the uncertainty and risks to shareholders because they will not be able to evaluate the investment potential of businesses the Fund plans to acquire in the future.

                 b.     Risks of Concentration

                         The Fund is proposing to concentrate its assets in one or several operating businesses instead of investing its assets in a diversified portfolio of securities. The failure of such businesses would have significant adverse consequences on the Fund's shareholders and their investment in the Fund. Investment return to the Fund's shareholders would be dependent upon the performance of a few operating businesses rather than a broad range of investment securities. Additionally, the Fund could be expected to be more susceptible to economic, political and regulatory developments than currently is the case.

                 c.     Risks of Rental Real Estate Market

                         In furtherance of the Fund's plan to convert from a registered investment company to an operating company, the Fund may enter the business of acquiring, renovating, renting and ultimately selling residential rental real estate by loaning money to and ultimately acquiring a 50% interest in Phoenix Associates. Investments in residential real property, under present economic conditions, are highly speculative. Such investments may be affected by many factors, including, without limitation, adverse changes in general and local economic conditions, adverse changes in interest rates, the availability of mortgage funds which may render the sale or refinancing of real property difficult or unattractive, changes in national and local conditions such as movements of population concentrations, decreases in general employment, changes in local conditions such as competition in rents and competitive over building, unanticipated renovations caused by government regulation or resulting from uninsured hazards or losses, any or all of such conditions or factors which may adversely affect the business of Phoenix and ultimately the Fund. The Phoenix transaction also increases the uncertainty and risks to shareholders because they will not be able to evaluate the investment potential of properties to be acquired by Phoenix in the future.

                 d.     Environmental Regulation

                         Federal and state laws and regulation with respect to hazardous or toxic substances currently impose liability on owners and operators of real properties for the cleanup of such substances; even in cases where the owner of the property may not have been directly responsible for the release of the substances on the property or into the atmosphere. Thus, while the fund anticipates acquiring residential real estate, the approval of Proposal No. 3 would allow the Fund to acquire ownership interests in all types of real property, including industrial property and/or raw land, both of which are substantially more likely to have been exposed to hazardous or toxic substances. In the event such substances are later found on a property acquired by the Fund or a wholly-owned company or subsidiary of the Fund, the cost of removing such substances could far exceed the financial capabilities of the Fund.

                 e.     Risks Associated with the Leveraged Purchase of Real Estate

                         Phoenix Associates is currently seeking to purchase residential rental properties in the Phoenix Arizona area with no more than ten percent (10%) down, with the remaining balance of the purchase price being carried in the form of a note secured by the property. As a result, a substantial portion of Phoenix's cash flow will be required to pay debt service. Should the Fund convert its anticipated loans to Phoenix into an equity position in Phoenix, and should Phoenix be unable to repay the debt service on the purchased properties, it is possible that the properties would be foreclosed upon and the Fund would suffer the loss of its entire investment in Phoenix Associates.

                 f.     Economic Conditions

                         The results of the operations of Phoenix Associates, and ultimately the Fund, will depend primarily upon the ability of Phoenix to successfully acquire, rent and ultimately dispose of residential rental real estate in the Phoenix Arizona area. This ability, in turn, is highly dependent upon current interest rate levels which affect the degree to which the properties acquired by Phoenix will provide a positive cash flow with ten percent (10%) down, as well as the company's ultimate ability to sell the properties at some point in the future. Economic conditions in the Phoenix Arizona area will also have significant effect on the real estate market, both rental and resale. Since the mid to late 1980s, there as been a general economic downturn in the Phoenix area. This decline has been characterized by a large number of real estate developers and lending institutions with large real estate portfolios becoming insolvent due to the weakened economy. This, in turn, has resulted in an increased number of residential properties being foreclosed upon, or nearing foreclosure, by various lending institutions. These events have resulted in a severe curtailment of the availability of acquisition and renovation funds from conventional lending sources. There can be no assurance that a stabilized or improved real estate market will develop in the Phoenix Arizona area.

                 g.     Dependence on the Board of Directors

                        The Fund's success as an operating company is dependent upon the active participation of its Board of Directors in the operation and management of any acquired business or businesses. Approval of Proposal No. 3 would allow the Fund to make any acquisition or series of acquisitions that would convert the Fund from an investment to an operating company. There can be no guarantee that the Board of Directors will have the necessary experience to successfully operate the business or businesses ultimately acquired by the Fund. Additionally, while the nominees for the Board have indicated their intention to serve the Fund, there can be no guarantee that the nominees for the Board of Directors will remain directors for the entire term of their election. The loss of services provided by one or more of the nominees could adversely affect the development of the Fund as an operating company and its likelihood of success. To the extent the services of any of the nominees become unavailable to the Fund for any reason, the Fund would be required to obtain the services of other individuals to participate in the management and operation of any acquired business or businesses. In such event, there can be no assurance that the Fund would be able to retain a qualified person or persons on terms favorable to the Fund.

                 h.     Lack of Operating Company Experience

                        To date, the Fund's only business has been that of an investment company. Accordingly, the Fund's Board of Directors will have to rely upon the counsel and advise of its independent accountants and legal counsel in order to ensure that the Fund complies with all of the requirements of applicable federal and state securities law and regulations applicable to operating companies in general and to the operation of the acquired business or businesses specifically.

                 i.     Loss of Registered Regulated Status

                        As an investment company which is registered under the 1940 Act, the Fund and its officers and directors are extensively regulated. These regulations concern, among other things, financial reporting requirements, transactions between the Fund, its officers, directors and their affiliates, the nature and activities of its business, the compensation of its Board of Directors and its capital structure. Such regulations are directed at protecting the shareholders of registered investment companies. Although the Fund would remain subject to regulations imposed by the Securities and Exchange Act of 1934 ("1934 Act"), shareholders would lose the benefit of protections afforded by the 1940 Act if the Fund is deregistered under the Act. (See "Proposal No. 3.")

       6.      Tax Consequences of the Conversion of the Fund to an Operating Company

                 a.     Taxation of Regulated Investment Companies Generally

                         To date, the Fund has elected to be treated as a Regulated Investment Company (hereinafter "RIC") under the Code. RICs, unlike ordinary corporations, are not subject to U.S. Federal income tax on their investment company taxable income and net capital gains that are distributed to shareholders provided they distribute at least a certain percentage of their income and gains each taxable year. In order to qualify as a RIC in a particular taxable year, a corporation must be a domestic corporation which at all relevant times during the taxable year meets certain Code requirements, including, among others, a requirement that: (1) it is either registered under the 1940 Act as one of a specified group of companies or is excluded from investment company treatment under specified rules; (2) at least 90 percent (90%) of its gross income is derived from dividends, interest, gains from the sale or other disposition of stocks, securities or foreign currency, and certain other sources; (3) less than 30 percent (30%) of its gross income is derived from the sale or other disposition of stocks and securities held less than three months; (4) at the end of each quarter of the taxable year, at lease 50 percent (50%) of the market value of its total assets consists of cash items, U.S. Government securities, and other securities, with such other securities included as "other securities" for purposes of this calculation only if the corporation's investment in such securities is not greater than five percent (5%) of the value of its total assets and 10 percent (10%) of the outstanding voting securities of the issuer; and (5) at the end of each quarter of the taxable year, not more than 25 percent (25%) of the value of its assets consists of the securities of any one issuer (other than U.S. Government securities or securities of other RICs).

                b.     Tax Consequences of Loosing Regulated Investment Company ("RIC") Status

                        By converting from an investment company to an operating company in the manner set forth in Proposal 3, the Fund will no longer qualify as a RIC and will be taxed as an ordinary corporation. As an ordinary corporation, the Fund's taxable income (including its interest and dividend income, its net capital gain and any gain on the disposition of foreign currency) will be subject to U.S. Federal income tax at regular corporate rates. Moreover, distributions, if any, of such income to shareholders will not result in a corporate-level deduction for the Fund, and shareholders of the Fund will ordinarily be subject to U.S. Federal income tax on those distributions (generally, as ordinary dividend income subject to regular tax).

       7.      Certain Relationships and Related Transactions

                Phoenix Associates is currently owned 50% by Mark Power and 50% by T.S. Mhajan. Mark Power is the brother of John C. Power, President and Director of the Fund. Mark Power has no equity interest in the Fund. John C. Power has no equity interest in Phoenix Associates. Nonetheless, by virtue of John Power's position with the Fund and Mark Power's ownership interest in Phoenix, a potential conflict of interest exists as a result of the Fund's dealings with Phoenix, and/or may develop or intensify in the event that the Fund's Board of Directors elects to convert the Fund's bridge loans into an equity interest in Phoenix. The Fund's Board of Directors recognizes this potential but believes that the fact that two of the Fund's three remaining directors are independent directors with no relationship with Phoenix provides adequate assurances for the Fund and its Shareholders.

       8.      Voting Requirements

                Approval of this Proposal No. 3 requires the affirmative vote of majority of the Fund's outstanding voting securities as defined in the 1940 Act (the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than 50% of the outstanding shares). Holders of approximately 35.8% of the Fund's outstanding common stock have indicated that they will vote FOR Proposal No. 3. (See "Voting Intentions of Certain Beneficial Owners and Management.")

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" (i) A CHANGE IN THE NATURE OF THE FUND'S BUSINESS SO THAT IT WILL CEASE TO BE AN INVESTMENT COMPANY, (ii) APPLYING TO DEREGISTER AS AN INVESTMENT COMPANY UNDER THE 1940 ACT, AND (iii) THE REPEAL OF THE FUND'S INVESTMENT GUIDELINES

PROPOSAL NO. 4: APPROVAL OF AN AMENDMENT OF THE FUND'S ARTICLES OF INCORPORATION TO CHANGE THE FUND'S NAME TO REDWOOD MICROCAP, INC.

       The Board of Directors believes that in the event Proposal No. 3 is approved by the Shareholders and the Fund's application with the Commission to deregister as an Investment Company under the 1940 Act is likewise approved, it is appropriate to amend the Fund's Articles of Incorporation to change the Fund's name to "Redwood MicroCap, Inc." The change merely deletes the word "Fund" from the name of the Company. Inasmuch as companies that use the word "Fund" in their corporate name are generally mutual funds or other classifications of investment companies which are regulated under the Investment Company Act of 1940, it would be misleading to continue to use the word "Fund" in the Company's name once the Company has become deregistered and is no longer regulated under the 1940 Act. In order to effectuate such a change, the Board of Directors has determined that it would be necessary to amend the Company's Articles of Incorporation to change the Company's name to delete the use of the word "Fund" so as to avoid creating the misleading implication that the Company is an Investment Company or otherwise regulated under the 1940 Act.

       Approval of this Proposal No. 4 requires the affirmative vote of the holders of two-thirds of voting securities.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" AN AMENDMENT OF THE FUND'S ARTICLES OF INCORPORATION TO CHANGE THE FUND'S NAME TO REDWOOD MICROCAP, INC. IN COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

       Under the Securities Laws of the United States, the Company's Directors, its Executive (and certain other) Officers, and any persons holding more than ten percent (10%) of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission and the NASDAQ stock market. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during 1990 and 1991. All of these filing requirements were satisfied by its Officers and Directors and ten percent holders, except the following: John C. Power failed to file with the Securities and Exchange Commission, on a timely basis, one report relating to one transaction involving common stock of the Company owned by him. In making these statements, the Company has relied on the written representations of its Directors and Officers or copies of the reports that they have filed with the Commission.

       OTHER MATTERS

       The Board of Directors knows of no business to be brought before the Meeting other than as set forth above. If, however, any other matters properly come before the Meeting, it is the intention of the person's named in the enclosed proxy form to vote such proxies on such matters in accordance with their best judgment.

       Whether or not you expect to present at the meeting, please sign and return the enclosed proxy promptly. Your vote is important. If you wish to attend the meeting and wish to vote in person, you may withdraw your proxy.
REDWOOD MICROCAP FUND, INC.
/s/ R. Stanley Pittman R. Stanley Pittman, Secretary

Shareholder Proposals For The 1993 Annual Meeting

       If any shareholder wishes to present a proposal for inclusion in the proxy materials to be mailed by the Fund with respect to the 1993 Annual Meeting of Shareholders, the proposal must be presented to the Fund's management prior to January 31, 1993, along with proof of common stock ownership in the Fund.